EXHIBIT 10.76

AMENDMENT

TO THE $180,000 PROMISSORY NOTE DATE SEPTEMBER 30, 2017

This Amendment (this “Agreement”) is entered into as of November 20, 2017 (the “Effective Date”), by and between Cool Technologies, Inc., a Nevada corporation (the “Company’) and Lucas Hoppel (the “Holder”) collectively, the Company and Holder shall be referred to as the “Parties” and each a “Party.”

RECITALS:

WHEREAS, on September 30, 2017 (the “Issuance Date”), the Company and the Gemini Master Fund, Ltd. Entered into a Promissory Note (the “Note”) pursuant to which the Company promised to pay $180,000 (the “Original Principal Amount”).

WHEREAS, Lucas Hoppel purchased the Note from Gemini Master Fund, Ltd, on November 13, 2017.

WHEREAS, The Note has a current outstanding balance of $226,325, consisting of $180,000.00 of principal, $10,325 of accrued and unpaid interest and $36,000 of Additional charges;

WHEREAS, The Note has a current outstanding balance of $226,325, consisting of $180,000.00 of principal, $10,325 of accrued and unpaid interest and $36,000 of Additional charges;

WHEREAS, the parties hereto desire to enter into this Amendment to the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1) The Maturity Date of the Note is hereby extended to December 31, 2017 (“Extended Maturity Date”).

2) This Note balance is hereby convertible at any time into shares of the Company’s Common Stock at $0.05 per share according to the terms and conditions attached hereto as Exhibit A.

ALL OTHER TERMS AND CONDITIONS OF THE $180,000 NOTE REMAIN IN FULL FORCE AND EFFECT.

[Signature Page to Follow]

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Please indicate acceptance and approval of this amendment dated November 20, 2017 by signing below:

/s/ Timothy Hassett	By:	/s/ Lucas Hoppel
Timothy Hassett		Lucas Hoppel
Cool Technologies, Inc.
Chief Executive Officer

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EXHIBIT A

(1)	CONVERSION OF NOTE. This Note shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 1.

(a)	Conversion Right. Subject to the provisions of Section 1(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 1(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 1(a) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection the with issuance of shares of the Company’s Common Stock to the Holder arising out of or relating to the conversion of this Note.

(i)	“Conversion Amount” means the portion of the Original Principal Amount and Interest to be converted, plus any penalties, redeemed or otherwise with respect to which this determination is being made.

(ii)	“Conversion Price” shall equal $0.05.

(b)	Mechanics of Conversion

(i)	Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company. On or before the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to the Rule 144. If this Note is physically surrendered for conversion and outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

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(ii)	Company’s Failure to Timely Convert. If within two (2) Trading Days after the Company’s receipt of the facsimile or email copy of a Conversion Notice, the Company shall fail to isse and deliver to Holder via “DWAC/FAST” electronic transfer the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), the Original Principal Amount of the Note shall increase by $2,000 per day until the Company issues and delivers a certificate to the Hlder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of an Conversion Amount (under Holder’s and Company’s expectation that any damages will tack back to the Issuance Date). Company will not be subject to any penalties once its transfer agent processes the shares to the DWAC system. If the Company fails to deliver shares in accordance with the timeframe state in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded conversion shares returned to the Company (under Holder’s and Company’s expectations that any returned conversion amounts will tack back to the original date of the Note).

(iii)	DWAC/ FAST Eligibility. If the Company fails for any reason to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate), or if there is a Conversion Failure as defined in Section 1(b)(ii), and if the Holder incurs a Market Price Loss, then at any time subsequent to incurring the loss, the Holder may provide the Company written notice indicated the amounts payable to the Holder in respect of the Market Price Loss and the Company must make the Holder whole by either of the following options at the Holder’s election:

Market Price Loss = [(High trade price for the period between the day of conversion and the day the shares clear in the Holder’s brokerage account) x (Number of shares receivable from the conversion)] – [(Net Sales price realized by Holder) x (Number of shares receivable form the conversion)].

Option A – Pay Market Price Loss in Cash. The Company must pay the Market Price Loss by cash payment, an any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Company

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Option B- Add Market Price Loss to Outstanding Balance. The Company must pay the Market Price Loss by adding the Market Price Loss to the Outstanding Balance (under Holder’s and the Company’s expectation that any Market Price Loss amounts will tack back to the Issuance Date).

In the case that conversion share are not deliverable by DWAC/FAST electronic transfer, an additional 10% discount to the Conversion Price will apply.

(iv)	[BLANK]

(v)	[BLANK]

(vi)	Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall no be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversion s or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(c)	Limitations on Conversion or Trading.

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(i)	Beneficial Ownership. The Company shall not effect any conversions of this Note and the Holder shall not have the right to convert any portion of this Note or receive shares of Common Stock as payment of interest hereunder to the extent that after giving effect to such conversion or receipt of such interest payment, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 1(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extend that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has deliver a Conversion Notice of a principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder., the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. In the event that the Market Capitalization of the Company falls below $2,500,000, the term “4.99%” above shall be permanently replaced with “9.99%”. “Market Capitalization” shall be defined as the product of (a) the closing price of the Common Stock multiplied by (b) the number of shares of Common Stock outstanding as reported on the Company’s most recently filed Form 10-K or Form 10-Q. The provisions of this Section may be waived by Holder upon not less than 65 days prior written notification to the Company.

(ii)	Capitalization. So long as this Note is outstanding, upon written request of the Holder, the Company shall furnish to the Holder the then-current number of common shares issued and outstanding, the then-current number of common shares authorized, and the then-current number of shares reserved for third parties.

(d)	Other Provisions

(i)	Share Reservation. The Company shall at all times reserve and keep available out of its authorized Common Stock, a number of shares equal to the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note. The Company will at all times reserve at least 4,500,000 shares of Common Stock for conversion.

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